Exhibit 99.1

Media Contacts:
Mark Brender	Amy Estes
GeoEye	LeGrand Hart for GeoEye
(703) 480-9562	(303) 298-8470 ext. 218
Brender.mark@geoeye.com
GeoEye Releases Third Quarter 2008 Earnings
DULLES, Va. (Nov. 10, 2008) – GeoEye, Inc. (NASDAQ: GEOY) reported today that its revenues for the third quarter of 2008 were $35.9 million as compared to $53.8 million for the third quarter of 2007.
The primary reason for the revenue decrease is a reduction in orders from the Company’s largest customer, the National Geospatial-Intelligence Agency (NGA). The Company believes in light of the delay of launching its GeoEye-1 satellite, NGA may have reallocated imagery orders to the Company’s competitor because the competitor’s NextView satellite was launched in Sept. 2007 and is now operational. The Company is currently finishing the calibration and checkout phase of GeoEye-1 and expects to start commercial operations with GeoEye-1 next month. The Company is currently in negotiations with NGA regarding the establishment of a Service Level Agreement (SLA) that the Company believes will streamline the order flow from NGA. The Company expects to sign this agreement shortly.
GeoEye has a strong cash position. Its cash and short term investments balance was $149.9 million at Sept. 30, 2008, as compared to $234.3 million at Dec. 31, 2007. The decrease from the year end balance reflects payments to complete our GeoEye-1 program. This balance, coupled with the remaining milestone payments from NGA of $11.6 million, provides more than sufficient cash to fund the amounts due to complete the GeoEye-1 program. As of Sept. 30, 2008, the Company has expended approximately $471 million of the $502 million program. The $471 million expended to date includes $28 million of amounts incurred but not yet paid to contractors. The remaining $31 million represents final amounts to contractors not yet incurred, interest to be capitalized during the commissioning phase and contingencies.
Income from operations for the three months ended Sept. 30, 2008 was $8.3 million compared to $25.8 million of income from operations in the corresponding period of 2007 after excluding the gain of $36.1 million on the impairment of the OrbView-3 satellite which was recognized in the three months ended Sept. 30, 2007. The primary reason for the period-over-period decline in income from operations was the decline in NGA orders.
Income before taxes was $6.0 million for the three months ended Sept. 30, 2008 as compared to $22.0 million of adjusted income before taxes for the three months ended Sept. 30, 2007, after excluding the gain of $36.1 million referred to above and an additional $3.0 million of gain on insurance proceeds collected from the impairment of the OrbView-3 satellite. The $16.0 million decline in income before taxes was primarily due to the decline in the NGA orders.
Net income for the three months ended Sept. 30, 2008 was $32.4 million as compared to $34.0 million for the corresponding period in 2007. Net income for the three months ending Sept. 30,

2008 includes $29.6 million of income tax benefit related to the reversal of income tax penalties and interest related to the timing of revenue recognition for tax purposes of the NextView cost-share payments. This reflects the reversal of the $25.5 million of charges recorded prior to 2008 and $4.1 million recorded in the first six months of 2008. The comparison of net income on a quarter-to-quarter basis is distorted by the occurrence of one time events in the third quarters of both 2007 and 2008. These one-time events are: 1) the income tax expense related to the NextView cost-share payments that were charged in 2007 and reversed in 2008, and 2) the one-time gain in 2007 resulting from the receipt of the insurance settlement proceeds from OrbView-3.
For the nine months ended Sept. 30, 2008, revenues were $104.6 million as compared to $138.8 million for the nine months ended Sept. 30, 2007. Again, the primary reason for the revenue decrease is a reduction in orders from NGA.
Our 2008 year-to-date income from operations was $16.5 million, compared to income from operations of $62.6 million for the corresponding period in 2007. This decline is primarily driven by reduction in NGA orders discussed above.
On a year-to-date basis, net income for 2008 was $30.0 million, compared to $23.7 million for 2007. However, when the one-time events discussed above are excluded, the comparable net income for the nine-months ending Sept. 30, 2008 and 2007 would be $4.5 million and $34.7 million, respectively. For the nine-months ending Sept. 30, 2008, the adjustments to be made for comparable net income are: 1) the net income tax benefit of $25.5 million related to the NextView cost-share payments that were reversed in 2008, 2) the income tax expense of $14.0 million related to the NextView cost-share payments that were charged in 2007 with no corresponding charge in 2008, and 3) the one-time gain of $3.0 million in 2007 resulting from the receipt of the insurance settlement proceeds from OrbView-3.
During the third quarter of 2008, the Company engaged new auditors. The Company will file a Form 12b-25 with the Securities and Exchange Commission to allow additional time to complete the preparation of its Quarterly Report on Form 10-Q for the three months ended Sept. 30, 2008. The Company anticipates filing within the extension period.

Selected quarter-end operating results for the Company are as follows:
GEOEYE, INC.
Condensed Consolidated Statements of Operations
(Unaudited; in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues	$35,939	$53,750	$104,560	$138,800

Direct expenses	17,983	19,125	58,513	53,397

Gross profit	17,956	34,625	46,047	85,403

Selling, general and administrative expenses	9,648	8,863	28,455	22,842

Loss on impairment of satellite	—	(36,053)	1,141	—

Income from operations	8,308	61,815	16,451	62,561

Net (gain) on satellite insurance proceeds	—	(3,010)	—	(3,010)

Interest expense, net	2,284	3,726	6,401	9,844

Income before provision for income taxes	6,024	61,099	10,050	55,727

Provision for income taxes	(26,345)	27,115	(19,995)	32,051

Net income	$32,369	$33,984	30,045	$23,676

GEOEYE, INC.
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	September 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and short term investments	$149,879	$234,324
Net receivables	26,002	44,517
Other current assets	17,945	6,419

Total current assets	193,826	285,260

Property, plant and equipment, net	532,012	433,811
Other non-current assets	60,712	66,333
Deferred tax asset	32,549	78,721

Total assets	$819,099	$864,125

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$65,632	$90,943
Current portion of deferred revenue	41,553	9,499
Income tax payable	29,177	32,911

Total current liabilities	136,362	133,353

Long-term debt	247,324	246,789
Deferred revenue, net of current portion	198,449	193,860
Long-term tax payable	1,284	93,081

Total liabilities	583,419	667,083

Commitments and contingencies

Stockholders’ equity:
Common stock	182	179
Additional paid-in capital	207,653	199,938
Retained earnings	27,845	(3,075)

Total stockholders’ equity	235,680	197,042

Total liabilities and stockholders’ equity	$819,099	$864,125

About GeoEye
GeoEye is the premier provider of geospatial information for the national security community, strategic partners, resellers and commercial customers to help them better map, measure and monitor the world. The Company is recognized as the industry’s trusted imagery expert for delivering reliable service and the exceptional quality of its imagery products and solutions. It operates a constellation of Earth imaging satellites, mapping aircraft and has an international network of ground stations, a robust imagery archive, and advanced imagery processing capabilities for developing innovative geospatial products and solutions. On Sept. 6, 2008, GeoEye launched its GeoEye-1 satellite, which is the world’s highest resolution and most accurate commercial imaging satellite. The Company also provides support to academic institutions and non-governmental organizations through the GeoEye Foundation. Headquartered in Dulles, Virginia, GeoEye is a public company listed on the NASDAQ stock exchange under the symbol GEOY. It maintains a comprehensive Quality Management System (QMS) and has achieved company-wide ISO accreditation. For more information, visit www.geoeye.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Securities Exchange Act of 1934, as amended. Statements including words such as “anticipate”, “believe”, or “expect” and statements in the future tense are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties. GeoEye’s actual financial and operational results could differ materially from those anticipated. Additional information regarding these risk factors and uncertainties is described more fully in the Company’s SEC filings. A copy of all SEC filings may be obtained from the SEC’s EDGAR web site, www.sec.gov, or by contacting: William L. Warren, Senior Vice President, General Counsel and Secretary, at 703-480-5672.
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